Exhibit 5.4

[Letterhead of]

HOLT NEY ZATCOFF & WASSERMAN, LLP

April 17, 2013

CC Holdings GS V LLC

Crown Castle GS III Corp.

2.381% Senior Secured Notes Due 2017

3.849% Senior Secured Notes Due 2023

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for ICB Towers, LLC, a Georgia limited liability company (the “Georgia Guarantor”), in connection with the filing by CC Holdings GS V LLC, a Delaware limited liability company, and Crown Castle GS III Corp., a Delaware corporation (collectively, the “Company”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to $500,000,000 aggregate principal amount of new 2.381% Senior Secured Notes due 2017 (the “2017 Exchange Notes”) for a like aggregate principal amount of outstanding 2.381% Senior Secured Notes due 2017, which have certain transfer restrictions, and up to $1,000,000,000 aggregate principal amount of new 3.849% Senior Secured Notes due 2023 (the “2023 Exchange Notes” and, together with the 2017 Exchange Notes, the “Exchange Notes”) for a like aggregate principal amount of outstanding 3.849% Senior Secured Notes due 2023, which have certain transfer restrictions. The Exchange Notes are to be issued pursuant to the indenture dated as of December 24, 2012 (the “Indenture”), among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”). The Exchange Notes are guaranteed (the “Guarantees”), on the terms set forth in the Indenture, by the Georgia Guarantor, together with the other guarantors named in the Indenture (collectively, the “Other Guarantors”).

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Act, in connection with the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indenture and the Guarantees and the forms of Exchange Notes included therein, including the Guarantee executed by the Georgia Guarantor; (b) the Articles of Incorporation of the Georgia Guarantor; (c) the Operating Agreement of the Georgia Guarantor; and (d) resolutions adopted by the Board of Directors and the Member of the Georgia Guarantor on December 10, 2012 (the “Resolutions”).

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures and all certificates of public officials, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that the Indenture and the Guarantees therein have been duly authorized, executed and delivered by the Company, the Other Guarantors and the Trustee and that the form of the Exchange Notes will conform to that included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. The Georgia Guarantor is a limited liability company duly formed and validly existing under the laws of the State of Georgia. With your consent, this opinion is based solely upon a certificate of existence issued by the Georgia Secretary of State on April 2, 2013.

2. The execution and delivery by the Georgia Guarantor of the Indenture (and the Guarantees set forth therein), and the performance by the Georgia Guarantor of its obligations pursuant to the Indenture (and its Guarantees set forth therein), are within the Georgia Guarantor’s company power and authority and have been duly authorized by all necessary company action on its part.

3. The Indenture, including the Guarantees set forth therein, has been duly executed and delivered by the Georgia Guarantor.

We are admitted to practice in the State of Georgia, and we express no opinion as to matters governed by any laws other than the laws of the State of Georgia. In particular, we do not purport to pass on any matter governed by the laws of Delaware, Florida, Illinois, or Texas.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.4 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Holt Ney Zatcoff & Wasserman, LLP